EXHIBIT 99.1
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Release: IMMEDIATE                          Contact:  Bernard Patriacca - VP/CFO
                                                      (781) 862-4003



MACROCHEM ANNOUNCES $7.29 MILLION PRIVATE PLACEMENT WITH INSTITUTIONAL INVESTORS

     Lexington, MA, March 10, 2003 -- MacroChem Corporation (Nasdaq: MCHM), announced today that it has raised approximately $7.29 million in gross proceeds from a private placement of its securities to institutional investors.

     In this private placement, MacroChem issued 5,402,000 shares of common stock, at a per share purchase price of $1.35. The investors also received five-year warrants to purchase 1,080,400 shares of the company's common stock at an exercise price of $2.09 per share. The company has agreed to file a registration statement on Form S-3 covering the resale of the common stock sold and the shares issuable upon exercise of the warrants.

     JMP Securities LLC, a San Francisco based investment banking firm and advisor to MacroChem, acted as placement agent in connection with this transaction.

     The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States unless registered under the Securities Act or an applicable exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

     About MacroChem Corp.

     MacroChem is a specialty pharmaceutical company that innovates, develops and commercializes pharmaceuticals administered in novel ways, to treat important medical conditions. MacroChem is developing three products containing its patented drug-absorption enhancer, SEPA(R): Topiglan(R), a SEPA-enhanced synthetic prostaglandin E1, for erectile dysfunction; Opterone(TM), a SEPA-enhanced topical treatment for men with testosterone deficiency; and EcoNail(TM), a SEPA-enhanced antifungal nail lacquer to treat a common and potentially debilitating nail infection known as onychomycosis. For further information please consult http://www.macrochem.com

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     About JMP Securities

     Established in 2000, JMP Securities is a full-service investment bank helping growth companies and their investors. A top-25 lead-manager of equity underwritings, San Francisco-based JMP has more than 115 experienced professionals (38 partners) who provide services in equity research, investment banking and sales and trading. JMP focuses on the following growth sectors of the economy: business services, consumer, financial services, healthcare and technology. For more information, visit www.jmpsecurities.com

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WITH THE EXCEPTION OF HISTORICAL INFORMATION CONTAINED IN THIS PRESS RELEASE,
THE MATTERS DESCRIBED HEREIN ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO VARIOUS RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS. THE RELEVANT RISK FACTORS ARE SET FORTH IN MACROCHEM'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC AND INCLUDE, WITHOUT LIMITATION, RISKS REGARDING PRODUCT DEVELOPMENT, CLINICAL TRIALS, CAPITAL REQUIREMENTS, FINANCIAL CONDITION, DEPENDENCE ON THIRD PARTIES FOR DEVELOPMENT AND LICENSING ARRANGEMENTS, AND RISKS INVOLVING REGULATORY APPROVAL OF PRODUCTS, AND PATENTS AND LICENSES.

Visit our web site at: http://www.macrochem.com